                                                                    EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      of

                              RightStart.com Inc.


          The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

          FIRST:  The name of the corporation is RightStart.com Inc.

          SECOND: The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred thousand (200,000) shares consisting of one hundred thousand (100,000) shares of common stock, of the par value of one cent ($0.01) each (the "Common Stock") and one hundred thousand (100,000) shares of preferred stock, of the par value of one cent ($0.01) each (the "Preferred Stock). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

          (a)  Common Stock.
               ------------

          The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

          (b)  Preferred Stock.
               ---------------

          The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the Delaware General Corporate Law (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

          (A) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

          (B) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

          (C) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          (D) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          (E) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

          (F) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

          (G) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

          (H) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (I) any other relative rights, preferences and limitations of that series.


          FIFTH: The name and mailing address of the incorporator is Gina Engelhard, c/o The Right Start, Inc., 5388 Sterling Center Drive, Unit C, Westlake Village, California 91361.

          SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

          SEVENTH: The directors shall have power to make, alter or repeal by-laws, except as may otherwise be provided in the by-laws.

          EIGHTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the by-laws.

          WITNESS my signature this 9th day of April, 1999.


                                            /s/ Gina Engelhard
                                            ---------------------------------
                                            Gina Engelhard
                                            Sole Incorporator